FOR RELEASE AT 7:50 AM EDT

Contacts:


Chairman and Chief Executive Officer        Chief Financial Officer
Zach Lonstein                               William McHale
Infocrossing, Inc.                          Infocrossing, Inc.
(201) 840-4726                              (201) 840-4732
zach.lonstein@infocrossing.com              william.mchale@infocrossing.com


Investor Relations                          Media Relations
Michael Wilczak                             Kathleen Ulrich
Infocrossing, Inc.                          Infocrossing, Inc.
(201) 840-4941                              (402) 965-5174
michael.wilczak@infocrossing.com            kathleen.ulrich@infocrossing.com



          INFOCROSSING REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER
                      AND FULL YEAR ENDED DECEMBER 31, 2006

   Company Reports Record Revenues of $229.2 Million and EPS of $0.37 for 2006

LEONIA, NJ, March 13, 2007 -- Infocrossing, Inc. (Nasdaq: IFOX), a provider of selective IT infrastructure, enterprise application and business process outsourcing services, announced today financial results for the fourth quarter and full year ended December 31, 2006.

                     YEAR ENDED DECEMBER 31, 2006 HIGHLIGHTS

o Reached Record Revenues. Revenues were $229,200,000 for 2006, an increase of $81,200,000 compared with revenues of $148,000,000 for 2005.

o Net Income Increased 226.9% and EPS increased 208.3%. Net income for 2006 was $8,500,000, or $0.37 per diluted share, compared with net income of $2,600,000, or $0.12 per diluted share for 2005. The weighted average number of shares and share equivalents used to calculate diluted EPS was 27,884,253 shares for the year ended December 31, 2006 compared with 21,726,496 shares in 2005.

o Achieved Record EBITDA. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $42,000,000 for 2006, an increase of $19,900,000 compared with 2005. A reconciliation of EBITDA to net income follows in Appendix A, and descriptions of this measure and the reasons for presenting it as well as its limitations, are explained below.

o Generated Record Cash from Operations and Free Cash Flow. The Company's recurring revenue base and critical mass business model provided record cash flow in 2006. For the year, Infocrossing generated $30,600,000 in cash from operations, compared with $21,900,000 in 2005. Free cash flow increased to $22,600,000 in 2006, compared with free cash flow of $16,700,000 in 2005. A reconciliation of free cash flow to cash from operations follows in Appendix A, and descriptions of this measure and the reasons for presenting it as well as its limitations, are explained below.

o    Successfully Completed the (i)Structure Integration. Infocrossing acquired
     (i)Structure on November 30, 2005 and forecasted between $13,000,000 and $15,000,000 in annual cost synergies, with $9,000,000 to $11,000,000 of the savings expected to be realized in 2006. Infocrossing successfully completed the integration and achieved $14,000,000 in annual cost savings, with approximately $12,000,000 of the savings realized in 2006.

o Signed $108,000,000 in Total New Contract Value (TCV) in 2006. The Company continued to add clients for its outsourcing services and signed approximately $108,000,000 in total new revenue commitments during the year over an average term of approximately five years.

o Extended Contract with the Company's Largest Client. The Medicaid claims processing contract with the State of Missouri had a scheduled termination date of June 30, 2007 and contained two one-year options to extend the Agreement through June 30, 2009. The State of Missouri exercised its first option, extending the scheduled expiration date through June 30, 2008. In addition, Infocrossing granted the client an additional one-year renewal option that could extend the Agreement through June 30, 2010. The State of Missouri has been a client since 1988.

o Realized the Expected Growth from the New Medicare Part D Services. In December 2005, Infocrossing extended its enrollment and reconciliation services to include the new Medicare Part D prescription drug benefit plan that went into effect in January 2006. During the year, Infocrossing added 67 new clients for this service.


YEAR ENDED DECEMBER 31, 2006 RESULTS

Infocrossing reported revenues of $229,200,000 for the full year ended December 31, 2006, an increase of $81,200,000, or 54.9%, compared with revenues of $148,000,000 for 2005. Excluding revenues from the (i)Structure acquisition completed on November 30, 2005, revenues for 2006 increased approximately $10,000,000, or 7.1%. The increase was net of attrition from existing clients totaling less than 5.0% of revenues for the year.

Cost of revenues, excluding depreciation, was $160,400,000 for 2006, or 70.0% of revenues, compared with $106,800,000, or 72.2% of revenues for the comparable period last year. The lower costs, as a percentage of revenues, resulted from the synergies achieved after the (i)Structure acquisition.

EBITDA increased by $19,900,000, or 90.0%, to $42,000,000 for the full year ended December 31, 2006, from $22,100,000 for the comparable period in 2005. A reconciliation of EBITDA to net income follows in Appendix A, and descriptions of this measure and the reasons for presenting it as well as its limitations, are explained below.

Income before taxes increased by $10,600,000 to $15,300,000 for the year ended December 31, 2006 from $4,700,000 for the comparable period in 2005. Tax expense was $6,800,000 for 2006 compared with an expense of $2,200,000 for last year. Income taxes were accrued at an effective rate of 44% for 2006, but are payable at a rate of 10%, after the application of net operating loss carry-forwards.

Net income for 2006 was $8,500,000, or $0.37 per diluted share, compared with net income of $2,600,000, or $0.12 per diluted share for the comparable period in 2005. The weighted average number of shares and share equivalents used to calculate diluted EPS was 27,884,253 shares for the year ended December 31, 2006 compared with 21,726,496 shares for the year ended December 31, 2005. The number of shares for 2006 includes 5,673,759, the potential number of shares into which the Company's 4.0% Convertible Senior Notes due 2024 (the "Notes") may be converted. For the purpose of computing diluted EPS, net income for 2006 reflects a pro forma reversal of interest expense, net of tax, in the amount of $1,800,000, relating to the Notes. The adjustments to the number of shares and net income were not required in 2005 since such adjustments were not dilutive in that year.

Cash from operations for 2006 was $30,600,000 compared with $21,900,000 for 2005. Free cash flow was $22,600,000 for 2006, compared with $16,700,000 for 2005. A reconciliation of free cash flow to cash from operations follows in Appendix A, and descriptions of this measure and the reasons for presenting it as well as its limitations, are explained below.

"2006 was a successful year for Infocrossing. Revenues, EBITDA and income from operations reached record levels in 2006; net income increased 226.9%, and earnings per share increased 208.3%, all demonstrating the success and strength of our growth strategy. Furthermore, costs as a percentage of revenue decreased with the realization of synergies from the (i)Structure acquisition and the addition of new clients for our outsourcing services. The lower costs as a percentage of revenue, coupled with our recurring revenue business model, provided record free cash flow generation in 2006," stated Zach Lonstein, Chairman and Chief Executive Officer of Infocrossing. "More importantly, the greater scale and capabilities that resulted from the (i)Structure acquisition have enabled us to begin realizing the sales and marketing benefits that we had expected. Infocrossing received a `positive' rating in Gartner's `MarketScope:
Data Center Outsourcing, North America 2006,' report, and companies such as Novell have engaged Infocrossing as an infrastructure delivery partner to enable them to introduce new products and services to their clients. As a result of the greater market presence, Infocrossing's pipeline of qualified outsourcing opportunities grew throughout 2006 and the Company closed approximately $108,000,000 in new contracts over an average term of approximately five years in length. We believe that we are just beginning to realize the sales benefits of our greater market presence since opportunities that we began developing in the beginning of 2006 didn't begin closing until the end of the year. As a result, more than forty percent of the total contract value signed for the year was closed after the third quarter. Our sales pipeline remains very strong and we expect the higher level of contract bookings to continue in 2007," Mr. Lonstein added.


THREE MONTHS ENDED DECEMBER 31, 2006

For the fourth quarter ended December 31, 2006, Infocrossing reported revenues of $58,900,000 an increase of $17,700,000, or 43.0%, compared with revenues of $41,200,000 reported for the fourth quarter of 2005. Infocrossing acquired
(i)Structure on November 30, 2005, therefore, the fourth quarter of 2005 included approximately $7,200,000 of revenues acquired. Excluding (i)Structure, revenues for the fourth quarter of 2006 increased $5,300,000, or 15.6%. The increase in revenues is net of attrition from existing clients totaling less than 1% of revenues for the quarter. Revenues for the fourth quarter of 2006 were slightly below the Company's previously provided guidance of $59,700,000 forecasted for the period.

Cost of revenues, excluding depreciation, was $40,300,000 for the fourth quarter of 2006, or 68.4% of revenues compared with $29,900,000, or 72.6% of revenues for the fourth quarter of last year. The lower costs, as a percentage of revenues, reflect the cost synergies realized from the integration of the
(i)Structure acquisition.

EBITDA for the fourth quarter of 2006 was $12,500,000, in line with the Company's previously provided guidance and an increase of $7,500,000, or 150% compared with $5,000,000 for the fourth quarter of 2005. A reconciliation of EBITDA to net income follows in Appendix A, and descriptions of this measure and the reasons for presenting it as well as its limitations, are explained below.

Income before taxes for the fourth quarter was $5,700,000 compared with less than $100,000 for the same period last year. Net income for the current quarter was $2,900,000, or $0.12 per diluted share, compared with a net loss of $100,000, or ($0.01) per diluted share for the comparable quarter last year. Net income for the fourth quarter of 2006 included a tax expense of $2,700,000, compared with a tax expense of $100,000 for 2005.

Cash from operations for the fourth quarter of 2006 was $15,400,000, compared with $6,700,000 for the fourth quarter of 2005. Free cash flow was $11,900,000 for the fourth quarter of 2006, compared with $5,100,000 for the fourth quarter of last year. A reconciliation of free cash flow to cash from operations follows in Appendix A, and descriptions of this measure and the reasons for presenting it as well as its limitations, are explained below.


BUSINESS OUTLOOK

"Our focus in 2006 was to complete the integration of the (i)Structure acquisition, achieve the targeted cost synergies and leverage our greater scale and capabilities to enhance our market presence, grow our sales pipeline, and position the Company for greater sales growth in the future. We believe that we have achieved these objectives and that we are now well positioned to achieve a higher sales growth rate beginning in 2007. We forecast revenues for 2007 to be between $250,000,000 and $255,000,000, an increase of between 9.1% and 11.3%
compared with 2006," Mr. Lonstein said. "More importantly, the market for infrastructure outsourcing is expected to remain strong for the foreseeable future and we believe that we are uniquely positioned to capitalize on the market's growth. We have consolidated our segment of the industry, we have extensive capabilities across computing platforms and we offer a unique and compelling value proposition for companies that want to utilize an outsourcer to reduce their operating costs or deploy new technology solutions. Therefore, we believe that we can achieve a growth rate in the mid teens in the future and will make the necessary investments in 2007 to achieve the higher growth rate in later years. Specifically, we expect to increase our sales and marketing expenses by approximately $3,000,000 in 2007, and plan to use the additional dollars to add more people to our sales team and increase our spending on marketing to build broader awareness of Infocrossing. The additional sales resources will include sales executives responsible for adding new clients for our outsourcing services, account managers that will focus on selling additional services to our existing clients, and solution architects that are responsible for working with the sales executives and account managers to design the outsourcing solutions. Further, we will make investments in product development to introduce new infrastructure outsourcing and Medicare processing services through our sales and account management organizations. We will also invest in data center transformation projects that will provide greater standardization and automation of our data center operations so that we can install and more cost effectively support the additional clients. We now have five data centers in the United States, and our goal in 2007 is to deploy common management tools and practices that will optimize the operation of each facility so that we have one set of standardized procedures deployed company-wide," Mr. Lonstein continued. "Despite the investments that we will make in 2007 to capitalize on the market opportunities, we forecast net income to increase between 27.1% to 35.5% and reach $10,800,000 to $11,500,000 for 2007, earnings per share to increase between 18.9% to 24.3% and reach $0.44 to $0.46 per diluted share, cash from operations to increase to between $36,000,000 and $38,000,000, or 17.6% to 24.2%, and free cash flow to increase to between $30,000,000 and $31,000,000, or 32.7% to 37.2% for the year. In addition, EBITDA is expected to grow to between $47,000,000 and $49,000,000 for 2007, an increase of between 11.9% and 16.7%
compared with EBITDA of $42,000,000 for 2006." A reconciliation of net income to EBITDA is included in the table below and a reconciliation of free cash flow to cash from operations is included in Appendix B. Descriptions of these measures and the reasons for presenting them, as well as their limitations, are explained below.

"We believe that we are well on our way toward achieving our objectives for the year. We closed approximately $42,000,000 in new contracts during that last quarter of 2006 that are expected to provide approximately $1,300,000 per month in additional revenues once installed, and our pipeline remains strong. Migration activities relating to these new contracts will begin during the first quarter with the majority of the revenue increase commencing in the second quarter of 2007. For the first quarter ending March 31, 2007, we forecast revenues to be between $59,200,000 and $60,500,000, an increase of between $3,300,000 and $4,600,000 compared with the first quarter of 2006 and a sequential increase of between $300,000 and $1,600,000 compared with the fourth quarter of 2006. EBITDA for the first quarter is expected to be between $10,200,000 and $11,000,000, an increase of between $1,700,000 and $2,500,000 compared with the same period last year, and a decrease of between $1,500,000 and $2,300,000 compared with the prior quarter. The decrease reflects the additional expenses that are expected to be incurred in the first quarter with respect to migrating new clients, higher employer payroll taxes at the beginning of each year, and the initiation of the data center transformation projects." Mr. Lonstein concluded, "2006 was an outstanding year for Infocrossing and we are very proud of our results. We have successfully established Infocrossing as the leading provider of selective outsourcing services in the United States, and we expect our market leadership to result in even better results in 2007."


                                                          Guidance Summary
                            (All numbers in thousands, except numbers of shares and per share amounts)

                                                        Three Months Ending                        Twelve Months Ending
                                                          March 31, 2007                            December 31, 2007
                                              ----------------------------------------    ---------------------------------------
                                                     Low                  High                   Low                  High
                                              ------------------    ------------------    ------------------    -----------------
REVENUES                                      $          59,200     $          60,500     $        250,000      $        255,000
                                                 ---------------       ---------------       ---------------       --------------
EBITDA                                                   10,200                11,000                47,000               49,000

Depreciation and amortization                             4,600                 4,600                18,000               18,500
Interest expense (net)                                    2,500                 2,500                 9,700                9,900
                                                 ---------------       ---------------       ---------------       --------------

 INCOME BEFORE
     INCOME TAXES                                         3,100                 3,900                19,300               20,600

Income tax expense                                        1,400                 1,700                 8,500                9,100
                                                 ---------------       ---------------       ---------------       --------------

NET INCOME                                    $           1,700     $           2,200     $          10,800     $         11,500
                                                 ===============       ===============       ===============       ==============
BASIC EARNINGS PER SHARE:
   Net income                                 $            0.08     $            0.10     $            0.49     $           0.52
                                                 ===============       ===============       ===============       ==============
   Weighted average number of
      common shares outstanding                          22,007                22,007                22,007               22,007
                                                 ===============       ===============       ===============       ==============
DILUTED EARNINGS PER SHARE:
   Net income                                 $            0.08     $            0.09     $            0.44     $           0.46
                                                 ===============       ===============       ===============       ==============
   Weighted average number of
       common shares and share equivalents
       outstanding                                       28,775                28,775                28,775               28,775
                                                 ===============       ===============       ===============       ==============

Infocrossing will hold a conference call for investors and analysts on Tuesday, March 13, 2007 at 11:00 AM EDT to discuss results for the fourth quarter and full year ended December 31, 2006. The call-in number for the live audio call beginning at 10:50 AM EDT is (877) 318-5455. A live webcast of the conference call will be broadcast by ViaVid Broadcasting and can be accessed at ViaVid's website at http://www.viavid.net, or Infocrossing's website at www.infocrossing.com. To access the webcast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: www.microsoft.com/windows/windowsmedia/en/download/default.asp

An audio replay of the conference call will be available for seven days at (877) 519-4471 beginning approximately two hours after the conclusion of the call. The pass code for the replay is 8521238. A webcast of the conference call will be available for 30 days following the call at http://www.infocrossing.com, or through ViaVid at http://www.viavid.net.

EBITDA represents net income before interest, taxes, depreciation and amortization. The Company presents EBITDA because it considers such information an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with comparable market capitalization, many of which present EBITDA when reporting their results. The Company also uses EBITDA for the following purposes: (1) EBITDA is one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees; (2) the Company's credit agreement uses EBITDA (with additional adjustments) to measure compliance with covenants such as interest coverage and debt incurrence; (3) EBITDA is also used by prospective and current lessors as well as potential lenders to evaluate potential transactions with the Company; and (4) EBITDA is also used by the Company to evaluate and price potential acquisition candidates.

EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and
(c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should not be considered as a principal indicator of the Company's performance. The Company compensates for these limitations by relying primarily on the Company's GAAP results and using EBITDA only on a supplemental basis.

FCF represents Free Cash Flow. FCF is defined as cash flow from operations less cash disbursed for capital expenditures. The Company presents FCF because it considers such information an important supplemental measure of performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with comparable market capitalization as the Company, many of which present FCF when reporting their results.

FCF has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of the Company's results as reported under GAAP. These limitations include that FCF excludes other significant cash flows, such as principal payments on debt. Because of these limitations, FCF should not be considered as a principal indicator of the Company's performance. The Company compensates for these limitations by relying primarily on the Company's GAAP results and using FCF only on a supplemental basis.

About Infocrossing, Inc. (http://www.infocrossing.com)
Infocrossing, Inc. (IFOX) is a provider of selective IT outsourcing services, delivering the computing platforms and proprietary systems that enable companies, regardless of industry, to process data and share information within their business, and between their clients, suppliers and distribution channels. Leading companies leverage Infocrossing's robust computing infrastructure, skilled technical team, and process-driven operations to reduce costs and improve service delivery by outsourcing the operation of mainframes, mid-range, open system servers, networks, and business processes to Infocrossing.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including, but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of the Company s products and services in the marketplace; competitive factors; closing contracts with new clients and renewing contracts with existing clients on favorable terms; expanding services to existing clients; new products; technological changes; the Company's dependence upon third-party suppliers; intellectual property rights; difficulties with the identification, completion, and integration of acquisitions: and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.


(financial tables follow)

                        Infocrossing, Inc. & Subsidiaries
                      Consolidated Statements of Operations
               (Unaudited, in thousands, except per share amounts)

                                                   Three Months Ended December 31,             Twelve Months Ended December 31,
                                                ---------------------------------------    ----------------------------------------
                                                      2006                  2005                  2006                   2005
                                                -----------------     -----------------    ------------------    ------------------
                                                              (Unaudited)
REVENUES                                        $        58,933       $         41,191     $        229,207      $        148,006
                                                   --------------        --------------       ---------------       ---------------
COSTS and EXPENSES:
   Costs of revenues, excluding
      depreciation and amortization
      shown below                                        40,316                29,946               160,420               106,818
   Selling and promotion costs                            2,364                 1,360                 8,729                 4,766
   General and administrative expenses                    3,716                 4,883                18,067                14,337
   Depreciation and amortization                          4,434                 3,142                16,942                11,146
                                                   --------------        --------------       ---------------       ---------------
                                                         50,830                39,331               204,158               137,067
                                                   --------------        --------------       ---------------       ---------------
INCOME FROM OPERATIONS                                    8,103                 1,860                25,049                10,939
                                                   --------------        --------------       ---------------       ---------------
Interest income                                            (159)                 (159)                 (527)                 (687)
Interest expense                                           2593                 1,984                10,277                 6,901
                                                   --------------        --------------       ---------------       ---------------
                                                          2,434                 1,825                 9,750                 6,214
                                                   --------------        --------------       ---------------       ---------------
                                                          5,669                    35                15,299                 4,725
 INCOME BEFORE
     INCOME TAXES

Income tax expense (benefit)                              2,733                   136                 6,813                 2,152
                                                   --------------        --------------       ---------------       ---------------
NET INCOME                                      $         2,936       $          (101)     $          8,486      $          2,573
                                                   ==============        ==============       ===============       ===============

BASIC INCOME PER SHARE:
   Net income                                   $          0.13       $         (0.01)     $           0.40      $           0.13
                                                   ==============        ==============       ===============       ===============
   Weighted average number of common
      shares outstanding                             21,861,524            20,280,484            21,392,122            20,216,863
                                                   ==============        ==============       ===============       ===============

DILUTED INCOME PER SHARE:
   Net income                                   $          0.12       $         (0.01)     $           0.37      $           0.12
                                                   ==============        ==============       ===============       ===============
   Weighted average number of
       common shares and share equivalents
       outstanding                                   28,774,690            20,280,484            27,884,253            21,726,496
                                                   ==============        ==============       ===============       ===============



          Certain reclassifications were made to prior period expense amounts to conform to the current presentation.

                        Infocrossing, Inc. & Subsidiaries
                       Summary Consolidated Balance Sheets
                                 (In thousands)

                                                                                      December 31,       December 31,
                                                                                          2006              2005
                                                                                    ---------------    --------------
ASSETS
  Cash and equivalents                                                              $      22,324      $     16,892
  Trade accounts receivable, net of allowances for doubtful accounts of
       $380 and $637, respectively                                                         23,000            25,631
  Other current assets                                                                     19,636            14,733
                                                                                       ------------      ------------
    Total current assets                                                                   64,960            57,256

  Property, equipment, purchased and developed software, net                               47,875            42,330
  Goodwill                                                                                157,454           150,799
  Other non-current assets                                                                 27,836            36,050
                                                                                       ------------      ------------
TOTAL ASSETS                                                                        $     298,125      $    286,435
                                                                                       ============      ============

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current portion of long-term debt and capitalized lease obligations               $      18,749      $     15,551
  Other current liabilities                                                                30,539            34,159
                                                                                       ------------      ------------
  Current liabilities                                                                      49,288            49,710

  Long-term debt and capitalized lease obligations, net of current portion                113,202           123,734
  Other long-term liabilities                                                              10,393             5,961
                                                                                       ------------      ------------
  TOTAL LIABILITIES                                                                       172,883           179,405
  Common stockholders' equity                                                             125,242           107,030
                                                                                       ------------      ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                          $     298,125      $    286,435
                                                                                       ============      ============

SUPPLEMENTARY INFORMATION

Appendix A - Reconciliations of Historical Information

EBITDA Reconciliation
The reconciliation of EBITDA with net income for the quarters and years ended December 31, 2006 and 2005, respectively, is as follows (in thousands):

                                                   Three Months Ended December 31,              Twelve Months Ended December 31,
                                              ----------------------------------------    -----------------------------------------
                                                    2006                  2005                   2006                   2005
                                              ------------------    ------------------    ------------------    -------------------
Net income (loss)                             $          2,936      $           (101)     $          8,486      $          2,573
Add (deduct):
  Income tax provision (benefit)                         2,733                   136                 6,813                 2,152
  Net interest expense                                   2,434                 1,825                 9,750                 6,214
  Depreciation and amortization                          4,434                 3,142                16,942                11,146
                                                 ---------------       ---------------       ----------------       ---------------
EBITDA                                        $         12,537      $          5,002      $          41,991      $         22,085
                                                 ===============       ===============       ================       ===============




Free Cash Flow Reconciliation
The reconciliation of cash flows provided by operations with free cash flow for the quarters and years ended December 31, 2006 and 2005, respectively, is as follows (in thousands):

                                                   Three Months Ended December 31,             Twelve Months Ended December 31,
                                              ----------------------------------------    -----------------------------------------
                                                    2006                  2005                   2006                   2005
                                              ------------------    ------------------    -------------------    ------------------
Cash flow provided by operations              $         15,375      $          6,686      $          30,580      $         21,944
Less:
   Purchases of property and equipment
     including software costs deferred                  (3,495)               (1,559)                (7,959)               (5,262)

                                                 ---------------       ---------------       ----------------       ---------------
Free Cash Flow                                $         11,880      $          5,127      $          22,621      $         16,682
                                                 ===============       ===============       ================       ===============

Appendix B - Reconciliations of Guidance Information

SUPPLEMENTARY INFORMATION



Free Cash Flow Reconciliation
The reconciliation of cash flows provided by operations with free cash flow for the projected year ending December 31, 2007 is as follows (in thousands):

                                               Projected Year Ending December 31, 2007
                                              ----------------------------------------
                                                     Low                    High
                                              ------------------    ------------------
Cash flow provided by operations              $         36,000      $         38,000
Less:
Purchases of property and equipment
     including software costs deferred                  (6,000)               (7,000)

                                                 ---------------       ---------------
Free Cash Flow                                $         30,000      $         31,000
                                                 ===============       ===============









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